UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2004

WORKFLOW MANAGEMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-24383	06-1507104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Royal Palm Way, Palm Beach, Florida	33480
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 659-6551

N/A

(Former name or former address, if changed since last report)

Item 5.	Other Events

As previously announced, Workflow Management, Inc. (the “Company”) has entered into an Agreement and Plan of Merger with WF Holdings, Inc. (“WF Holdings”), an entity formed and controlled by Perseus, L.L.C. (“Perseus”) and The Renaissance Group, LLC (“Renaissance”), pursuant to which WF Holdings would acquire the Company for $4.87 per share in cash (the “Transaction”). The Company will hold a special stockholder meeting on March 30, 2004 in West Palm Beach, Florida to vote on the Transaction.

Lender Status

The Company and its lenders are currently discussing work-out and Chapter 11 bankruptcy planning in the event that the Company’s stockholders fail to approve the Transaction. In connection with these discussions, the Company is preparing for the engagement of work-out specialists and is cooperating with its lenders.

Class Action Lawsuit

On March 19, 2004, a class action lawsuit was filed in Palm Beach County, Florida Circuit Court by Howard J. Zuckerman against the Company, each of the Company’s directors, Perseus, Renaissance, WF Holdings and WFM Acquisition Sub, Inc., a wholly owned subsidiary of WF Holdings. Among other requested relief, the lawsuit asks the Palm Beach County Circuit Court to enjoin the consummation of the Transaction. A copy of the lawsuit is included with this Form 8-K as Exhibit 99.1. The Company denies the substantive allegations in the lawsuit and is defending the lawsuit vigorously.

Stockholder Financing Proposal

As publicly disclosed through a Schedule 13D filed with the Securities and Exchange Commission on March 24, 2004, Pacific Coast Investment Partners LLC, the beneficial owner of 455,000 shares of the Company’s common stock, has submitted a non-binding financing and recapitalization proposal to the Company’s Board of Directors as an alternative to the Transaction with Perseus and Renaissance. The proposal is subject to numerous conditions, including preliminary due diligence by lenders, payment of fees and the termination of the merger agreement with WF Holdings. The Board and its financial advisors are in the process of reviewing the proposal, consistent with the Company’s and the Board’s legal and contractual obligations.

Item 7.	Financial Statements and Exhibits

(c)	Exhibit 99.1 – March 19, 2004 Lawsuit

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKFLOW MANAGEMENT, INC.

By:	/s/ Gerald F. Mahoney

Gerald F. Mahoney, Chairman of the Board and Interim Chief Executive Officer

By:	/s/ Michael L. Schmickle

Michael L. Schmickle Executive Vice President and Chief Financial Officer

Date: March 25, 2004

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